Boxlight Reports First Quarter 2024 Financial Results
Duluth, GA – Business Wire – May 8, 2024 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the first quarter ended March 31, 2024.
Financial and Operational Highlights:
•Revenue was $37.1 million for the quarter, a decrease of 9.9% from the prior year quarter
•Gross profit margin in Q1'24 decreased by 230 basis points to 34.5% due to change in product mix from the prior year quarter
•Net loss was $7.1 million, compared to net loss of $2.9 million in the prior year quarter
•Net loss per basic and diluted common share was ($0.76), compared to ($0.35) net loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA decreased by $3.1 million to $0.2 million from the prior year quarter
•Ended the quarter with $11.8 million in cash, $46.6 million in working capital and $9.1 million in stockholders’ equity
•Expect Q2 2024 revenue of $43-$45 million and adjusted EBITDA of $2-$3 million
Management Commentary
“We have made significant progress in streamlining our organization and positioning Boxlight for profitability,” commented Dale Strang, Interim Chief Executive Officer. “Thus far in 2024, we have eliminated approximately $5 million in operating costs without significantly impacting our sales teams or other revenue-generating functions. The full impact of these reductions will take time to appear in our financial results, and the first quarter reflected approximately $940 thousand in non-recurring severance costs. The Company will begin to see the benefits of these reductions in the coming quarters.
“Simultaneously, market demand is stabilizing, and we believe there is an opportunity to capture market share over the balance of 2024,” continued Strang. “By adding clarity to our approach to the market, refocusing our sales organization on customer-centric solution selling, and streamlining our overall organization, we are better-positioned for the future.”
“Importantly, subsequent to the end of the quarter, our current lenders provided an additional $2 million bridge loan to help meet our short-term seasonal working capital needs and extended the flexibility to borrow an additional $3 million in June,” concluded Strang. “This ongoing support from our lenders will enable us to meet the higher activity in the second and third quarters, ensuring we have sufficient inventory on hand to meet our customer’s demand.
Financial Results for the Three Months Ended March 31, 2024 (Q1'24) vs. Three Months Ended March 31, 2023 (Q1'23)
Total revenues were $37.1 million as compared to $41.2 million for Q1'23, resulting in a 9.9% decrease. The decrease in revenues was primarily due to lower sales volume primarily in the U.S. markets.
Gross profit for Q1'24 was $12.8 million as compared to $15.1 million for Q1'23 resulting in a decrease of 15.4%. The gross profit margin decreased to 34.5% for Q1'24 compared to 36.8% for Q1'23. The decrease in gross profit margin is primarily related to a difference in product mix compared to the prior year quarter.
Total Q1'24 operating expenses were $16.4 million as compared to $15.3 million for Q1'23. The increase in operating expenses are primarily attributable to severance charges of approximately $0.9 million related to recent headcount reductions.
Net loss increased $4.2 million to $7.1 million for Q1'24 and was a result of the changes noted above. Net loss attributable to common shareholders was $7.4 million in Q1'24 compared to $3.2 million in Q1'23, after deducting fixed dividends paid to Series B preferred shareholders of approximately $0.3 million in both years.

Total Q1'24 comprehensive loss was $7.9 million compared to $2.4 million for Q1'23, the change reflects the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of $0.8 million loss in Q1'24 and a $0.6 million gain for Q1'23.
Basic and diluted EPS for Q1'24 was ($0.76), compared to ($0.35) per basic and diluted share for Q1'23.
EBITDA loss for Q1'24 was $1.5 million, as compared to $1.8 million EBITDA for Q1'23. Adjusted EBITDA for Q1'24 was $0.2 million, as compared to $3.3 million for Q1'23.
Balance Sheet
At March 31, 2024, Boxlight had $11.8 million in cash and cash equivalents, $46.6 million in working capital and $38.5 million in debt, net of debt issuance costs.
First Quarter 2024 Financial Results Conference Call
The Company will hold a conference call to announce its first quarter 2024 financial results on Wednesday, May 8, 2024, at 4:30 p.m. Eastern Time.
The conference call details are as follows:

Date:	Wednesday, May 8, 2024
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-545-0523 (Domestic)
1-973-528-0016 (International)
Participant Access Code:	992754
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/50477
For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Wednesday, May 22, 2024, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 50477.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$37,093	$41,189	(10)%
Impact of foreign currency translation	(883)	-
Constant-currency	$36,210	$41,189	(12)%
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, as filed on March 14, 2024.

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of March 31, 2024 and December 31, 2023
(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,812	$17,253
Accounts receivable – trade, net of allowances for credit losses of 357 and 421	26,519	29,523
Inventories, net of reserves	39,155	44,131
Prepaid expenses and other current assets	8,999	9,471
Total current assets	86,485	100,378

Property and equipment, net of accumulated depreciation	2,660	2,477
Operating lease right of use asset	8,544	8,846
Intangible assets, net of accumulated amortization	43,815	45,964
Other assets	880	906
Total assets	$142,384	$158,571

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$24,685	$32,899
Short-term debt	1,055	1,037
Operating lease liabilities, current	1,917	1,827
Deferred revenues, current	8,876	8,698
Derivative liabilities	13	205
Other short-term liabilities	3,348	1,566
Total current liabilities	39,894	46,232

Deferred revenues, non-current	16,128	16,347
Long-term debt	37,401	39,134
Deferred tax liabilities, net	4,319	4,316
Operating lease liabilities, non-current	7,050	7,282
Total liabilities	104,792	113,311

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 18,750,000 shares authorized; 9,777,725 and 9,704,496 Class A shares issued and outstanding, respectively	1	1
Additional paid-in capital	119,956	119,724
Accumulated deficit	(111,364)	(104,275)
Accumulated other comprehensive income	490	1,301
Total stockholders’ equity	9,083	16,751

Total liabilities and stockholders’ equity	$142,384	$158,571

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three months ended March 31, 2024 and 2023
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues, net	$37,093	$41,189
Cost of revenues	24,278	26,041
Gross profit	12,815	15,148

Operating expense:
General and administrative	15,249	14,731
Research and development	1,171	597
Total operating expense	16,420	15,328

Loss from operations	(3,605)	(180)

Other (expense) income:
Interest expense, net	(2,607)	(2,447)
Other expense, net	(199)	(22)
Change in fair value of derivative liabilities	192	(224)
Total other expense	(2,614)	(2,693)
Loss before income taxes	$(6,219)	$(2,873)
Income tax expense	(870)	(51)
Net loss	$(7,089)	$(2,924)
Fixed dividends - Series B Preferred	(317)	(317)
Net loss attributable to common stockholders	$(7,406)	$(3,241)

Comprehensive loss:
Net loss	$(7,089)	$(2,924)
Other comprehensive loss:
Foreign currency translation adjustment	(811)	558
Total comprehensive loss	$(7,900)	$(2,366)

Net loss per common share – basic and diluted, as adjusted*	$(0.76)	$(0.35)

Weighted average number of common shares outstanding – basic and diluted, as adjusted*	9,714	9,366
*As adjusted for reverse stock split.

Reconciliation of net loss for the three months ended March 31, 2024 and 2023 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net Loss	$(7,089)	$(2,924)
Depreciation and amortization	2,069	2,263
Interest expense	2,607	2,447
Income tax expense	870	51
EBITDA	$(1,543)	$1,837
Stock compensation expense	549	641
Change in fair value of derivative liabilities	(192)	224
Purchase accounting impact of fair valuing inventory	113	143
Purchase accounting impact of fair valuing deferred revenue	309	470
Severance charges	943	—
Adjusted EBITDA	$179	$3,315
Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Greg Wiggins
+1 360-464-4478
investor.relations@boxlight.com